Exhibit 10.2

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

EXCLUSIVE LICENSE AGREEMENT

between

Sorrento Therapeutics, Inc.

and

Icahn School of Medicine at Mount Sinai

_______________________________________

Exhibit A:Licensed Patents

Exhibit B:Materials

Exhibit C:Stock Purchase Agreement

Exhibit D:Form of Quarterly Royalty and Sublicense Income Report

i

Exclusive License Agreement

This Exclusive License Agreement (this “Agreement”) is by and between Icahn School of Medicine at Mount Sinai, a New York not-for-profit education corporation, with a principal place of business at One Gustave L. Levy Place, New York, NY 10029 (“Mount Sinai”) and Sorrento Therapeutics, Inc., a Delaware corporation, with a principal place of business at 4955 Directors Place, San Diego, CA 92121 (referred to herein as “Sorrento” or “Licensee”).  This Agreement will become effective on March 5, 2021, (the “Effective Date”).

WHEREAS, Mount Sinai has created and owns certain intellectual property relating to antibodies for treating severe acute respiratory syndrome coronavirus-2 (SARS-CoV-2) infection;

WHEREAS, Licensee wishes to obtain from Mount Sinai certain rights to such intellectual property and to develop and commercialize Licensed Products (as defined below); and

WHEREAS, Mount Sinai has determined that the exploitation of the intellectual property by Licensee subject to the terms and conditions of this Agreement is in the best interest of Mount Sinai, consistent with Mount Sinai’s educational, research, and public health missions and goals.

NOW THEREFORE, in consideration of the mutual rights and obligations contained in this Agreement, and intending to be legally bound, Mount Sinai and Licensee (individually, a “Party”, and together, the “Parties”) agree as follows:

1.	DEFINITIONS

1.1.“Calendar Year” means January 1 through December 31 of a given year.

1.2. “Commercial Sale” means any bona fide arms-length commercial sale of a Licensed Product from Licensee or its Sublicensee to a Third Party for which Licensee or its Sublicensee receives consideration from such Third Party for such sale.   Commercial Sale is deemed completed when a bona fide transaction qualifies as a Gross Sale.

1.3.“Commercialization” means any and all activities related to the manufacturing, promotion, distribution, marketing, offering for sale and selling of or otherwise granting rights to a product or service, including advertising, educating, planning, obtaining, supporting and maintaining pricing and reimbursement approvals and Regulatory Authorizations, managing and responding to adverse events involving the product or service, pricing, price reporting, marketing, promoting, detailing, storing, handling, shipping, distributing, importing, exporting, using, offering for sale, or selling a product or service anywhere in the world.  Commercialization excludes Development activities. When used as a verb, “Commercialize” means to engage in Commercialization.

1.4.“Commercially Reasonable Efforts” means, with respect to Licensee’s obligations under this Agreement, dedication and expenditure of efforts, money, personnel, and other resources consistent with those that companies of similar size, type, characteristics, and position to Licensee have reasonably used in pursuing the research, Development, Manufacturing or Commercialization of a similarly situated compound, product, or service, with similar market potential and product life, at a similar stage of Development or Commercialization as the applicable Licensed Product, taking into account reasonable and prudent scientific and business judgment, the safety and efficacy of the products, competitive products in the marketplace, proprietary position of the products (including patent coverage and regulatory exclusivity), the regulatory structure involved, anticipated or approved labelling, anticipated profitability of the products (including pricing and reimbursement), and all other relevant factors..

1.5.“Confidential Information” shall have the meaning assigned in Section 6.1.

1.6.“Control” or “Controlled” shall mean, with respect to any Patent, Technical Information, other intellectual property right or other intangible property, an Entity’s ownership or the possession (whether by ownership, license or “control” over an affiliated entity having possession by ownership or license) of the ability to grant access to, or a license or sublicense to, such Patent, Technical Information, rights or property. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, Mount Sinai will be deemed to control another Entity if Mount Sinai owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other securities of the Entity.

1.7.“Development” means any and all activities related to researching or developing a product or process or service, including preclinical and clinical research, testing and development activities relating to the discovery and/or development of product or process candidates and submission of information and applications to a Regulatory Authority, including toxicology, pharmacology, and other discovery, optimization, and preclinical efforts, test method development and stability testing, manufacturing process development, formulation development, upscaling, validation, delivery system development, quality assurance and quality control development, statistical analysis, managing and responding to adverse events involving a product,  Phase I Clinical Studies, Phase II Clinical Studies, Phase III Clinical Studies, Pivotal Trial Studies, other clinical studies (including pre and post Regulatory Approval studies), and activities relating to obtaining Regulatory Approvals, but excluding Commercialization activities.  When used as a verb, “Develop” means to engage in Development.

1.8.“Development Plan” means the then-current version of the plan for the Exploitation by Licensee of the Licensed Patents, Technical Information, and Materials, as such plan may be adjusted or updated from time to time, e.g., as contemplated by Section 3.1. For clarity no updated Development Plan will be effective until agreed to in writing by both Parties.

1.9.“EMA” means the European Medicines Agency or any successor Entities thereto.

1.10.“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.11.“Exploit” means, collectively, to Develop and Commercialize, including to Manufacture, to have Developed, to have Manufactured, to have Commercialized, to reproduce, modify, create derivative works of, use, have used, publicly perform, publicly display, transmit, and otherwise exploit without restriction.  “Exploitation” has a correlative meaning.

1.12.“Fair Market Value” means  (a) in the case of arm’s length sale of a Licensed Product, (i) the cash consideration that Licensee or its Sublicensee has realized from such sale, or (ii) if there have been no such sales or such sales have been insufficient, the cash consideration that Licensee or its Sublicensee would have realized from an unaffiliated, unrelated buyer in an arm’s length sale of Licensed Product in the same quantity, under the same terms, and at the same time and place as the sale for which Fair Market Value is being determined; (b) in the case of non‑cash consideration received in a sale of a Licensed Product or in a transaction giving rise to Sublicense Income, the cash value of such consideration; or (c) in the case of determining the portion of proceeds from an issuance of equity to be included in Sublicense Income, the value per issued equity interest shall be calculated as follows: (1) if the equity is listed on any established stock exchange or national market system, the closing sales price for such equity as quoted on such exchange or system as of the date of issuance, (2) if the equity is regularly quoted on an automated quotation system or by a recognized securities dealer, the closing sales price for such equity as quoted on the principal exchange or system on which such equity is listed on the date of issuance, or, if selling prices are not reported, the mean between the high bid and low asked prices for equity on the date of issuance, or (3) in the absence of an established market for the equity, the value per equity interest as then most recently determined under U.S. Internal Revenue Code § 409A for purposes of the Licensee’s equity grants (or, if the class of equity issued has not then been so valued, then a value based on the value of a class of equity that has been so valued, taking into account differences between the rights and preferences of the class of equity issued and those of the class of equity then most recently valued or, if no class of equity has been so valued, the value as mutually determined in good faith by Licensee’s board of directors).

1.13.“FDA” means the United States Food and Drug Administration or any successor Entities thereto.

1.14.“Field of Use” means any and all fields, uses, and applications, including, the diagnosis, prevention, treatment, and cure of coronavirus infection.

1.15.“First Commercial Sale” means, on a Jurisdiction-by-Jurisdiction basis and Licensed Product-by-Licensed Product basis, the first time a Commercial Sale is made.

1.16.“Good Clinical Practices” means the then-current standards, practices and procedures for good clinical practices in the conduct of clinical trials, including adequate human subject protections, as promulgated or endorsed by the FDA and other applicable Governmental Authorities, such as set forth in, “International Conference on Harmonization - Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” or as otherwise required by applicable Law.

1.17.“Good Laboratory Practices” means the then-current standards, practices and procedures for good laboratory practices by facilities that perform non-clinical (including pre-clinical) laboratory studies, as promulgated or endorsed by the FDA and other applicable

Governmental Authorities, including as set forth in 21 C.F.R. Part 58, or as otherwise required by applicable Law.

1.18.“Good Manufacturing Practices” means the then-current standards, practices and procedures for the manufacture of drugs or medical devices, as applicable to the Licensed Products (including the practices of and methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packaging, sterilizing, labeling, testing or holding of the Licensed Products), as promulgated or endorsed by the FDA and other applicable Governmental Authorities, including, as applicable, as set forth in 21 C.F.R. Parts 210, 211, and 820, or as otherwise required by applicable Law.

1.19.“Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign Entity of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.20.“Gross Sales” means the gross amounts actually received from a Third Party by Licensee or its Sublicensees, as applicable, for Commercial Sales, prior to any discounts or other list price reductions granted.  In the event Licensee or its Sublicensee transfers a Licensed Product to a Third Party in a bona fide arm’s length transaction, for any consideration other than cash, then the Gross Sales price for such Licensed Product shall be deemed to be the standard average price actually received by Licensee or its Sublicensee, as applicable, in an arm’s length transaction with similar companies.  In the absence of such standard average price, then the Gross Sales price shall be the Fair Market Value of the Licensed Product. In the event of a Commercial Sale where Licensee or its Sublicensee sells, leases or otherwise Commercializes any Licensed Product at a reduced fee or price for the purpose of promoting other products, goods or services or for the purpose of facilitating the sale, license or lease of other products, goods or services, then notwithstanding anything herein to the contrary, the Gross Sales for purposes of payment to Mount Sinai hereunder shall be based upon the Fair Market Value of the Licensed Product.

1.21.“Health Care Law” means all applicable Laws relating in any way to patient care and human health and safety, including, to the extent applicable, such Laws pertaining to: (a) the Development, Manufacture and Commercialization of drugs and medical devices, including, without limitation, the United States Food, Drug and Cosmetic Act, the Public Health Service Act,  the regulations promulgated thereunder (including with respect to Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and equivalent applicable Laws of other Governmental Authorities; and (b) the reimbursement and payment for health care products and services, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and programs and arrangements pertaining to providers of health care products or services that are paid for by any Governmental Authority or other Entity, including the federal Anti‑Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), 42 U.S.C. § 1320a-7 and 42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes, Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, and equivalent applicable Laws of other Governmental Authorities; and (c) the privacy and security of patient-identifying information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder and equivalent applicable Laws of other Governmental Authorities; in each of the foregoing (a) through (c), as may be amended from time to time.

1.22.“Infringement Action” means any threatened, pending, or ongoing action, claim, litigation, or proceeding (other than oppositions, cancellations, interferences, reissue proceedings, or reexaminations), respecting any Licensed Patent and/or Licensed Product, whether initiated by or against a Party or its Sublicensee.

1.23.“Initial Development Plan” means the initial Development Plan for the Exploitation by Licensee of the Licensed Patents, Technical Information, and Materials.

1.24.“Initiation” means the administration of the first dose to the first patient in a Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or Pivotal Clinical Study.  “Initiate” has a correlative meaning.

1.25.“Interruption Royalty” means […***…].

1.26.“Jurisdiction” means a geographic area (e.g. country or region) in which any Licensed Product is Exploited.

1.27.“Laws” means all active governmental constitutions, laws, statutes, ordinances, treaties, rules, common laws, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar legally effective pronouncements of any Governmental Authority.

1.28.“Licensed Patents” means and includes (a) (i) the Patents listed on Exhibit A hereto, which is hereby incorporated into and made part of this Agreement, (ii) any and all patents issuing from the foregoing, (iii) any and all claims of continuation-in-part applications that claim priority to any of the foregoing, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. § 112 in such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications, (iv) any and all foreign patent applications, foreign patents, or related foreign patent documents that claim priority to any of the foregoing, and (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing.

1.29.“Licensed Product” means any product or service or component of either of the foregoing, the Exploitation, Development, Manufacturing, Commercialization, use, rental or lease of which (a) is covered by at least one Valid Claim or (b) arises from the use of, involves the use of, or incorporates, in whole or in part, the Materials or Technical Information.

1.30.“Licensed Product Data” means data (including clinical data) that is Controlled by Licensee directly relating to any Licensed Product and generated after the Effective Date.

1.31.“Major Market” shall mean the United States, the European Union, Japan, or China.

1.32.“Manufacturing” means all activities directed to sourcing of necessary raw materials, producing, processing, packaging, labeling, quality assurance testing, release of a Licensed Product or Licensed Product candidate, whether for Development or Commercialization.  When used as a verb, “Manufacture” means to engage in Manufacturing.

1.33.“Materials” means the tangible physical material which has been and may from time to time be delivered to Licensee hereunder, as set forth in Exhibit B hereto (which is hereby incorporated into and made part of this Agreement), and any progeny, derivatives, or improvements thereof developed by Licensee or its Sublicensees, or by Mount Sinai pursuant to the Master Sponsored Research Agreement. Materials shall include the monoclonal antibodies provided to Licensee under that certain “Evaluation Materials Transfer Agreement” having an effective date of December 12, 2020, as amended by that certain “Amendment No. 1 to Evaluation Materials Transfer Agreement,” which agreements are included in Exhibit B.

1.34.“Mount Sinai Antibody” means a monoclonal antibody for which the CDR sequence is disclosed in the Licensed Patents or which is contained in the Materials, or any fragment or derivative thereof capable of specific binding with the same antigen as its antibody counterpart.

1.35.“Net Sales” means all Gross Sales of Licensed Product less […***…]:

(a)[…***…];

(b)[…***…];

(c)[…***…]; and

(d)[…***…].

[…***…].

Sales or other transfers of Licensed Products between Licensee and its Sublicensees shall be excluded from the computation of Net Sales (and therefore no payments will be payable to Mount Sinai on such sales or transfers) except where such Sublicensees are end users or consumers of Licensed Products in which event, notwithstanding anything herein to the contrary, Licensed Product transfers to such Sublicensees shall be included in Net Sales.  For avoidance of doubt, the sale of Licensed Product by Sublicensees to Third Parties shall be considered as part of Net Sales.  Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with generally accepted accounting principles, consistently applied.

Any Write Offs that are at any time thereafter collected, in whatever amount, shall be deemed a Net Sale and will be subject to the running royalties pursuant to Section 4.3 hereunder.

No deductions shall be made from Net Sales for […***…].

For the avoidance of doubt, disposal of any Licensed Product without charge for use in any clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Licensed Product is supplied or delivered without charge, shall not result in any Net Sales.  No Licensed Product donated by Licensee or its Sublicensee to non-profit institutions or government agencies for a non-commercial purpose shall result in any Net Sales.

In the event that Licensee or its Sublicensee contracts with a party to sell Licensed Products to third-party end users, including hospitals and pharmacies for direct sale to patients (as opposed to resale), such party shall be considered a “Distributor”. Any Distributor shall be considered a Sublicensee for purposes of payment of royalties and fees under this Agreement.

For the avoidance of doubt, amounts received by Licensee […***…] (1) shall not constitute amounts received by a Licensee for the sale of a Licensed Product and shall not be included in any calculation of Net Sales hereunder, and (ii) shall not constitute Sublicensing Income.

1.36.“Patents” means (a) the United States and foreign patents and/or patent applications; (b) any and all patents issuing from the foregoing; (c) any and all claims of continuation-in-part applications that claim priority to the United States patent applications, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. § 112 in such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications; (d) any and all foreign patent applications, foreign patents, or related foreign patent documents that claim priority to the patents and/or patent applications; and (e) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing.

1.37.“Phase I Clinical Study” means a human clinical study conducted on a limited number of study subjects for the purpose of gaining evidence of the safety and tolerability of, and information regarding potential pharmacological and biological activity for, a product or technology, as described in 21 C.F.R. § 312.21(a), including any such clinical study in any country other than the United States.

1.38.“Phase II Clinical Study” means a human clinical study for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as described in 21 C.F.R. § 312.21(b), including any such clinical study in any country other than the United States.

1.39.“Phase IIa Clinical Study” means Phase II Clinical Study to assess dosing requirements.

1.40.“Phase IIb Clinical Study” means Phase II Clinical Study to study efficacy.

1.41.“Phase III Clinical Study” means a human clinical study, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of a product or technology has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such product or technology and to gather the additional information about effectiveness and safety that is needed to evaluate its overall benefit-risk relationship and to provide an adequate basis for prescriber labeling and marketing authorization, as described in 21 C.F.R. § 312.21(c), including any such clinical study in any country  the United States.

1.42.“Pivotal Trial Study” means a human clinical study that is designed and executed to obtain statistically significant evidence of efficacy and/or safety to serve as the basis of Regulatory Approval in the relevant country, including approval of a new drug application, new molecular entity, abbreviated new drug application, supplemental biological license application, premarket approval, 510(k) clearance, or any similar application requiring approval by the FDA or other Regulatory Authority.

1.43. “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, and oppositions), extension, term adjustment, and maintenance of Licensed Patents.  When used as a verb, “Prosecute” means to engage in Prosecution.

1.44.“Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each Calendar Year; provided, however, that as it relates to the Commercial Sale of Licensed Products, the first Quarter shall be comprised of the time period beginning on the date of First Commercial Sale and ending at the end of the Quarter during which such First Commercial Sale occurs.  “Quarterly” means once during each Quarter.

1.45.“Quarterly Reports” shall have the meaning assigned in Section 5.3.

1.46.“Regulatory Approval” means, with respect to a country or other jurisdiction,  all approvals, licenses, clearances, marks, registrations, authorizations certificates, exemptions, consents, franchises, concessions, notices or other like item of or issued by any Governmental Authority, from the relevant Governmental Authority necessary or useful to commercially distribute, sell or market a Licensed Product in such country or other applicable jurisdiction (not including any applicable pricing and governmental reimbursement approvals unless legally required to market the Licensed Product in a country or other applicable jurisdiction).

1.47.“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for, and responsible for the regulation of, the Licensed Product in any Jurisdiction, including the FDA, EMA, and any corresponding Governmental Authority.

1.48.“Regulatory Exclusivity Period” means periods of data exclusivity or marketing exclusivity, including supplementary protection certificates, pediatric exclusivity periods, and other periods of exclusivity approved or accepted by a Regulatory Authority in the country of sale and/or manufacture that effectively provide exclusivity for the Licensed Product in the country of sale.

1.49.“Royalty Term” means, on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis, the period from the First Commercial Sale of such Licensed Product in such Jurisdiction until the later of:  (a) expiration of the last Valid Claim of a Licensed Patent covering such Licensed Product in such Jurisdiction; (b) expiration of any Regulatory Exclusivity Period; or (c) […***…] ([…***…]) years from First Commercial Sale of such Licensed Product in such Jurisdiction.

1.50.“Sublicense Income” means consideration Licensee receives from any Sublicensee that is expressly attributable to a Sublicense (other than royalties based on the sale of Licensed Products by a Sublicensee), which consideration may include any fixed fee, option fee, license fee, maintenance fee, milestone payment, unearned portion of any minimum royalty payment, equity, joint marketing fee, intellectual property cross license, settlement agreement, research and development funding in excess of Licensee’s budgeted cost of performing research and development activities expressly performed pursuant to a research plan and budget previously agreed to by Licensee and Sublicensee under a Sublicense, and any other property, consideration or thing of value given or exchanged in consideration for a Sublicense (other than royalties based on the sale of Licensed Products by a Sublicensee), regardless of how Licensee and Sublicensee characterize such payments or consideration.

1.51. “Sublicensee” means any Entity that enters into an agreement or arrangement with Licensee, or receives from Licensee a license grant or option for license grant under the Licensed Patents, Technical Information, or Materials, to exercise any of the rights granted to Licensee by Mount Sinai hereunder primarily for the benefit of such Entity (and not for, on behalf of, or for the primary benefit of, Licensee) (such agreement, arrangement,  license, or amendments thereto herein referred to as a “Sublicense”), including to Manufacture, have Manufactured, Develop, have Developed, Commercialize, have Commercialized, or otherwise Exploit a Licensed Product, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export Laws.

1.52.“Substantial Interruption Event” means […***…].

1.53.“Technical Information” means any and all technical, scientific and other information, knowledge, know-how, technology, methods, processes, practices, formulae, assays, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, software, computer software or programs, assembly procedures, specifications, data and/or results (including but not limited to biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, clinical, safety, or quality control data, including but not limited to study designs and protocols) relating to (i) the monoclonal antibodies (and protein sequences therefor) disclosed in the Licensed Patents and/or contained within the Materials and fragments or derivatives derived from such monoclonal antibodies (except to the extent such information relates to the development and manufacture of the Materials), and/or (ii) the use of such monoclonal antibodies or fragments or derivatives derived from such monoclonal antibodies, in all cases whether or not confidential, proprietary, patented, or patentable, developed in the laboratory of one or more named inventors of the Licensed Patents prior to the Effective Date of this Agreement or as may be added during the term of this Agreement under the Master Sponsored Research Agreement.  For clarity, Technical Information includes any information contained within Licensed Patents or Materials.

1.54.“Term” means the term of this Agreement which will commence on the Effective Date and expire upon the expiration of the last Royalty Term for the last Licensed Product, unless terminated earlier pursuant to Article 12.

1.55.“Territory” means Worldwide.

1.56.“Third Party” means any Entity other than a Party.

1.57.“Valid Claim” means (a) an unexpired claim of an issued Patent within the Licensed Patents that has not been ruled unpatentable, invalid or unenforceable by a final and unappealable decision of a court or other competent authority in the subject Jurisdiction; or (b) a pending claim of a Patent application within the Licensed Patents that has been pending for less than seven (7) years following the first office action on the merits, provided however, that such pending claims shall become a Valid Claim if such application later issues as Patent, in which case Licensee shall make a true up of any payments under Article 4 that accrued during the period such pending claim ceased to be a Valid Claim.

2.	LICENSE GRANT

2.1.Exclusive License.  Subject to the terms and conditions set forth herein, Mount Sinai hereby grants to Licensee an irrevocable (except as provided in Article 12), transferable (solely in accordance with Section 14.5), sublicensable (through multiple tiers, to affiliates or in accordance with Section 2.3), royalty-bearing, exclusive (even as to Mount Sinai, subject to Section 2.4 hereof) license under the Licensed Patents and all other intellectual property rights Controlled by Mount Sinai in or to the Materials, to Exploit the Materials and any Licensed Product in the Field of Use throughout the Territory. The foregoing license includes the right for Third Parties to exercise such rights for, on behalf of, or for the benefit of Licensee.

2.2.Non-Exclusive License. Subject to the terms and conditions set forth herein, Mount Sinai hereby grants to Licensee an irrevocable (except as provided in Article 12), transferable (solely in accordance with Section 14.5), sublicensable (through multiple tiers, to affiliates or in accordance with Section 2.3) royalty-bearing, non-exclusive license to use and Exploit the Technical Information to the extent reasonably necessary or desirable for Exploitation of any Licensed Product in the Field of Use, during the Term and throughout the Territory. The foregoing license includes the right for Third Parties to exercise such rights for, on behalf of, or for the benefit of Licensee.

2.3.Sublicensing.  Subject to the terms and conditions set forth herein, Mount Sinai hereby grants to Licensee the right to grant Sublicenses, provided that:

(a)Any and all such Sublicenses shall:

(i)Expressly identify Mount Sinai as a third party beneficiary

(ii)obligate the Sublicensee to abide by and be subject to all of the terms, conditions, and limitations of this Agreement applicable to the Licensee;

(iii)prohibit Sublicensee from making payments in exchange for receipt of Sublicense rights, e.g. royalty payments, into an escrow or similar account or to any Third Party;

(iv)cause the Sublicensee to comply with the provisions of Section 12.2(d) (Challenge of Patents) to the same extent as Licensee is required to comply and include a provision providing for the termination of the Sublicense, upon written request by Mount Sinai, in the event that the Sublicensee does not so comply;

(v)provide that, in the event of any inconsistency between the Sublicense and this Agreement, this Agreement shall control;

(vi)obligate the Sublicensee to submit annual, Quarterly, and interim reports to Mount Sinai consistent with the reporting provisions of Article 5 and all other relevant provisions herein;

(vii)be written in the English language (for clarity, this is a reference to the original Sublicense as executed; provision of a translation to Mount Sinai shall not satisfy this requirement);

(viii)comply with any marking requirements of the intellectual property Laws of the applicable countries in the Territory; and

(ix)specify that New York law shall control any dispute arising under such Sublicense, and that jurisdiction for resolving any such dispute shall New York City, New York State.

(b)If Licensee enters into any Sublicense purporting to grant rights to any Licensed Patents, Materials, or Technical Information, that does not comport with the requirements of this Section 2.2 (Sublicensing), or is otherwise inconsistent with the terms and conditions of this Agreement, such agreement, arrangement, or license shall be null and void.

(c)Licensee may grant any Sublicenses without the prior written consent of Mount Sinai so long as such Sublicense complies with Section 2.2(a).  Licensee shall notify Mount Sinai in writing of any Sublicense and provide to Mount Sinai a copy (which may be redacted to protect any confidential information of Licensee or such Sublicensee, except that no financial information shall be redacted) of any Sublicense within thirty (30) days following execution thereof.

(d)Licensee hereby agrees to remain fully liable under this Agreement to Mount Sinai for the performance or non-performance under this Agreement and the relevant Sublicense by any party to those agreements. Licensee shall, subject to its reasonable business judgment, enforce all such Sublicenses against its Sublicensees to the extent necessary to ensure its Sublicensees’ performance in accordance with the terms of this Agreement and the relevant Sublicense. For the avoidance of doubt, Mount Sinai at all times retains the right to enforce all such Sublicenses as a third party beneficiary.  No such Sublicense or attempt to obtain a Sublicense shall relieve Licensee of its obligations hereunder to exercise its Commercially Reasonable Efforts (either directly or through a Sublicensee) to Develop and Commercialize Licensed Products, nor relieve Licensee of its obligations to pay Mount Sinai any and all license fees, royalties and other payments due under the Agreement.

2.4.Retained Rights.  The grants provided hereunder are subject to and contingent upon Licensee’s compliance with all of its obligations hereunder including, but not limited to, the payment by Licensee to Mount Sinai of all consideration required under this Agreement, and further subject to rights retained by Mount Sinai to: (a) practice the Licensed Patents, and permit other Entities to practice the Licensed Patents, outside of the Field of Use for any purpose; and (b) practice the Licensed Patents, and permit other non-commercial Entities to practice the Licensed

Patents, within the Field of Use for teaching and non-commercial academic research (including publication of any such research results).  For clarity, industry sponsored research undertaken by Mount Sinai shall be considered non-commercial academic research for the purposes of this Section.

2.5.Government Rights.  All rights and licenses granted by Mount Sinai to Licensee under this Agreement are subject to (a) any limitations imposed by the terms of any grant, contract or cooperative agreement by any Governmental Authority applicable to the technology that is the subject of this Agreement, and (b) applicable requirements of 35 U.S.C. § 200 et seq., as amended, and implementing regulations and policies.  Without limitation of the foregoing, Licensee agrees that, to the extent required under 35 U.S.C. § 204, any Licensed Product used, sold, distributed, rented or leased by Licensee or its Sublicensees in the United States will be Manufactured substantially in the United States.  In addition, Licensee agrees that, to the extent required by Law including under 35 U.S.C. § 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Licensed Patent throughout the world. Mount Sinai represents and warrants that, to its knowledge, as of the Effective Date, no grant, contract, or cooperative agreement with any Governmental Authority has been used to fund the development of any of the Materials.

2.6.No Implied Licenses.  Except as expressly provided under this Article 2, no right or license is granted under this Agreement (expressly or by implication or estoppel) by Mount Sinai to Licensee or its Sublicensees under any tangible or intellectual property, materials, Patent, Patent application, trademark, copyright, technical information, data, or other proprietary right.

2.7.Technology Transfers. In order to enable Licensee to fully exercise its license rights hereunder and maximize the Commercialization of Licensed Products, within ninety (90) days following the Effective Date and thereafter at any time at the reasonable request of Licensee, Mount Sinai will, at Licensee’s expense, deliver to Licensee embodiments of all Technical Information and Materials in all cases to the extent not already in the possession of Licensee.

2.8.Other IP Rights. Mount Sinai agrees not to assert against Licensee or its Affiliates any other intellectual property rights Controlled by Mount Sinai as of the Effective Date based on Licensee’s or its Affiliates’ Exploitation of the Materials in the form provided by Mount Sinai, if and to the extent such Materials infringe or misappropriate such other intellectual property rights of Mount Sinai. For the avoidance of doubt, such forbearance is not transferrable without Mount Sinai’s prior written consent.

3.	DUE DILIGENCE

3.1.Development Plan.  Licensee shall deliver to Licensor […***…] a proposed Initial Development Plan, which will become effective only upon Mount Sinai’s written approval. Upon approval by Mount Sinai, in its discretion, the Initial Development Plan will become incorporated into and a part of this Agreement.  With respect to each Calendar Year following the Effective Date, Licensee shall deliver to Mount Sinai an annual updated Development Plan in accordance with Section 5.5, which shall set forth in reasonable detail the planned Development activities for such Calendar Year and the subsequent Calendar Year, as well as the anticipated timeline and budget for such activities. Such updated Development Plan shall replace the prior

Development Plan and become incorporated into and a part of this Agreement only upon written approval of Mount Sinai of such updated Development Plan.  Licensee will promptly provide additional information as reasonably requested by Mount Sinai.

3.2.Commercially Reasonable Efforts.  Throughout the Term and at Licensee’s sole cost and expense, Licensee shall use no less than Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Products in the Field of Use and Territory in accordance with the then applicable Development Plan.  Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Products at all times throughout the Term.  For the avoidance of doubt, failure to adhere to or meet the Development Plan (including any failure to achieve any target milestone as specified in the Development Plan) or any milestones set forth in Section 3.3 hereof shall not be deemed to be a breach of this Agreement by Licensee so long as Licensee is continuing to use the Commercially Reasonable Efforts required under this Section 3.2 and as required under Section 3.3 hereof.

3.3.Due Diligence Events.  In addition, Licensee shall use Commercially Reasonable Efforts to achieve the following Development milestones:

(a)Within […***…] (“Milestone 1”).

(b)Within […***…] (“Milestone 2”).

(c)Within […***…] (“Milestone 3”).

(d)Within […***…] (“Milestone 4”).

(e)Within […***…] (“Milestone 5”).

(f)Within […***…] (“Milestone 6”).

(g)Within […***…].

[…***…].

3.4Failure to Achieve Due Diligence Events.  If, despite use of Commercially Reasonable Efforts, Licensee is unable to achieve the due diligence events set forth in the Development Plan or the milestones set forth in Section 3.3 above, then the Parties will meet and discuss in good faith and agree on mutually acceptable revisions to the Development Plan and/or the milestone events. If, (i) despite any such revisions, Licensee continues to be unable to achieve the due diligence events set forth in the Development Plan or the milestones set forth in Section 3.3 (in all cases as amended) despite its use of Commercially Reasonable Efforts (a “Diligence Failure”), then, subject to this Section 3.4, and as Mount Sinai’s sole and exclusive remedy, Mount Sinai may terminate this Agreement effective thirty (30) days following the date it provides Licensee with Mount Sinai’s intent to so terminate, provided, however, that Mount Sinai may not terminate this Agreement pursuant to this Section 3.4 (and any such termination notice shall be ineffective) due to a Diligence Failure if Licensee pays Mount Sinai the applicable license maintenance fee set forth in the table below, which license maintenance fee shall be first due within thirty (30) days following the date of Mount Sinai’s notice of intent to terminate pursuant to this Section 3.4.

Missed Milestone	License Maintenance Fee
Milestone 1	[…***…] U.S. Dollars ($[…***…] USD)
Milestone 2	[…***…] U.S. Dollars ($[…***…] USD)
Milestone 3	[…***…] U.S. Dollars ($[…***…] USD)
Milestone 4	[…***…] U.S. Dollars ($[…***…] USD)
Milestone 5	[…***…] U.S. Dollars ($[…***…] USD)
Milestone 6	[…***…] U.S. Dollars ($[…***…] USD)

If Licensee pays the applicable license maintenance fee then Mount Sinai will have no further right to terminate this Agreement as a result of Licensee’s or its Sublicensees’ achievement (or failure to achieve) any applicable due diligence events or milestones for a period of three (3) years, provided that Licensee agrees to deliver to Mount Sinai within thirty (30) days of paying the license maintenance fee under this Section 3.4 a Development Plan (acceptable to Mount Sinai) setting forth a revised timeline for achieving the missed development milestones (and the periods for achieving the milestones set forth in Section 3.3 shall be deemed amended to be consistent with such Development Plan).

3.5Sponsored Research.

(a)[…***…].

(b)[…***…].

4.	FEES, ROYALTIES, MILESTONES, AND PAYMENTS

4.1.License Grant Fee.  As partial consideration for the license and other rights granted under this Agreement, Licensee shall issue to Mount Sinai shares of Licensee’s Common Stock (the “License Shares”) in accordance with the terms of the Stock Purchase Agreement entered into between the Parties on the Effective Date in the form attached hereto as Exhibit C.

4.2.Milestone Payments.  As additional consideration for the license and other rights granted under this Agreement, during the Term, Licensee shall make the following non-creditable, non-refundable milestone payments to Mount Sinai within sixty (60) days after the occurrence of each of the following events, and a report in accordance with Section 5.6, whether Licensee or its Sublicensee achieves the events:

MILESTONE EVENT	MILESTONE PAYMENT
Acceptance by a Regulatory Authority of […***…], for a Licensed Product	[…***…] U.S. Dollars ($[…***…] USD)
Initiation of the first […***…], for a Licensed Product	[…***…] U.S. Dollars ($[…***…] USD)
Initiation of the first […***…], for a Licensed Product	[…***…] U.S. Dollars ($[…***…] USD)
Receipt of the first […***…], for a Licensed Product	[…***…] U.S. Dollars ($[…***…] USD)
Receipt of the first […***…], for a Licensed Product	[…***…] U.S. Dollars ($[…***…] USD)

In the event that a Licensed Product is marketed under an EUA for […***…], such Licensed Product shall be deemed to have received Regulatory Approval in the applicable jurisdiction for purposes of the milestones set forth in this Section 4.2.  If a particular Licensed Product is […***…] (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved […***…] (“Achieved Milestone”).  Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section shall be due within sixty (60) days after the occurrence of the Achieved Milestone.

The milestones set forth in this Section 4.2 are successive and not creditable against any other obligations of Licensee.  For the avoidance of doubt, each milestone event set forth above is payable only once, regardless of the number of times the milestone event is achieved, and the total, cumulative milestone payments payable to Mount Sinai hereunder shall in no event exceed […***…] U.S. Dollars ($[…***…] USD).

4.3.Running Royalties.  As additional consideration for the license and other rights granted under this Agreement, during the Royalty Term, Licensee shall pay to Mount Sinai the annual percentage of Net Sales on a Licensed Product-by-Licensed Product basis as follows:

Worldwide Net Sales for the Applicable Calendar Year in the Territory	Running Royalty Percentage
If the Licensed Product contains […***…]:	[…***…]%
If the Licensed Product contains […***…]:	[…***…]%

On a country-by-country and Licensed Product-by-Licensed Product basis, in the event that there is no Valid Claim that covers a Licensed Product in a country within a Major Market in the

Territory, the royalty rate on Net Sales shall be […***…] percent ([…***…]%) of the royalty rates given in the table above for such Licensed Product for the remainder of the Royalty Term for sales of such Licensed Product in such country.

4.4.Commercial Interruptions.  In the event that Licensee has a Substantial Interruption Event which lasts […***…], then the provisions of this Section 4.4 shall apply.  Licensee shall notify Mount Sinai in writing promptly in the event that a Substantial Interruption Event occurs or is anticipated to occur, and such notice shall include a reasonably detailed description and projected timeline and plan for curing any such Substantial Interruption Event.  For the period that such Substantial Interruption Event is in effect […***…], Licensee shall pay to Mount Sinai the Interruption Royalty.  Running royalties under Section 4.3 are fully creditable against such Interruption Royalty. In no event shall such Interruption Royalty be less than the running royalty owed to Mount Sinai over any commensurate time period during the previous Calendar Year.

4.5.Sublicense Fees.  In accordance with this Section, Licensee shall pay to Mount Sinai […***…] percent ([…***…]%) of all Sublicense Income within sixty (60) days after receipt of such Sublicense Income.  All consideration received by Licensee from any Sublicensee shall be fully auditable by Mount Sinai pursuant to the audit right in Section 5.11.

5.	REPORTS AND PAYMENTS

5.1.Reporting of First Commercial Sale.  In addition to the Quarterly Reports required under Section 5.3, Licensee shall provide a written report to Mount Sinai setting forth the date of First Commercial Sale in each Jurisdiction within thirty (30) days of the occurrence thereof.

5.2.Reporting of Regulatory Approvals.  In addition to the Quarterly reports required under Section 5.3, Licensee shall provide a written report to Mount Sinai setting forth the date of each Regulatory Approval in each Jurisdiction within seven (7) days of the occurrence thereof and cooperate with Mount Sinai in accordance with Section 7.3.

5.3.Quarterly Royalty and Sublicense Income Report.  Within thirty (30) days after the Quarter in which any First Commercial Sale occurs, and within thirty (30) days after each Quarter thereafter, Licensee shall provide Mount Sinai with a written report detailing the amount of Gross Sales from Commercial Sales of Licensed Products during the preceding Quarter, the amount of Net Sales made during such Quarter and the royalty payments due to Mount Sinai for such Quarter pursuant to Article 4 (each such report, a “Quarterly Report”).  Each Quarterly Report shall include at least the following:

(a)accounting for Net Sales, detailing the Gross Sales and specifying the deductions taken to arrive at Net Sales, listed by Licensed Product and by Jurisdiction;

(b)total royalty payments due to Mount Sinai by Licensed Product and by Jurisdiction;

(c)names and addresses of all Sublicensees, all Sublicense Income received by Licensee from such Sublicensees and all amounts payable under Section 4.5, as applicable; and

(d)milestones achieved or not achieved as provided in Section 4.2, as applicable, and any fees associated therewith.

5.4.Format. Each Quarterly Report shall be in substantially similar form as Exhibit D attached hereto (which is hereby incorporated into and made a part of this Agreement).  With each Quarterly Report submitted, Licensee shall pay to Mount Sinai the royalties and fees due and payable under this Agreement, to the extent not already paid pursuant to Article 4.  If no royalties or fees are due and payable, Licensee shall so report. Licensee’s failure to timely submit to Mount Sinai payment or a Quarterly Report substantially in the required form will constitute a material breach of this Agreement permitting Mount Sinai to terminate this Agreement in full pursuant to Section 12.2 hereof in addition to Mount Sinai’s right to exercise any and all remedies at law or otherwise.  Licensee will continue to deliver payment and Quarterly Reports to Mount Sinai after the termination or expiration of this Agreement with respect to any Quarter during which this Agreement remained in effect and until such time as all Licensed Product(s) permitted to be sold after termination have been sold or destroyed, in accordance with Section 13.3.

5.5.Annual Progress Report and Development Plan.  Within […***…] following the Effective Date while a Licensed Product is under development, Licensee shall submit to Mount Sinai (a) an updated Development Plan, in accordance with Section 3.1 and (b) a written report covering Licensee’s and/or its Sublicensees’, as applicable, Development and Commercialization activities, including (i) development and testing of all Licensed Products; (ii) achieving the due diligence events specified in Section 3.3; (iii) preparing, filing, and obtaining and maintaining of any Regulatory Approvals; and (iv) plans for the upcoming year related to commercializing the Licensed Product(s); and (v) any milestones achieved or not achieved in accordance with Section 4.2 (an “Annual Progress Report”).  For clarity, SEC and other regulatory filings, marketing authorizations, and/or press releases are not sufficient to satisfy the requirements of the Annual Progress Report.

5.6.Milestone Reports.  Within thirty (30) days after the due date of any milestone event, Licensee shall submit to Mount Sinai a written report which specifies, with respect to each milestone event set forth in Section 4.2, whether such milestone event has occurred as of the date of the report and, if so, (a) the date upon which such milestone event occurred, (b) the gross amount of the milestone payment due to Mount Sinai, and (c) an amount and description of any applicable fees, credits or deductions (a “Milestone Report”).  After any First Commercial Sale has occurred, Licensee’s obligation to provide Milestone Reports shall be satisfied by providing Quarterly Reports pursuant to Section 5.3.

5.7.Annual Sublicense Reports.  On the first day of each Calendar Year following the Effective Date, Licensee shall submit to Mount Sinai a written report setting forth:  (a) the names and addresses of all Sublicensees, (b) all Sublicense Income received by Licensee from each Sublicensee during the preceding Calendar Year, and (c) all amounts payable or paid to Mount Sinai under Section 4.5 during the preceding Calendar Year.  In addition, within thirty (30) days of Licensee’s receipt of any Sublicense Income, Licensee shall submit to Mount Sinai the amount payable to Mount Sinai under Section 4.5, together with a written report describing the triggering event, the gross amount of Sublicense Income received, any applicable fees, credits or deductions, and the net amount of Sublicense Income payable to Mount Sinai.  After any First Commercial

Sale has occurred, Licensee’s obligation to provide Annual Sublicense Reports shall be satisfied by providing Quarterly Reports in accordance with Section 5.3.

5.8.Payment and Currency.  All dollar amounts referred to in this Agreement are expressed in United States dollars and Licensee shall make all payments due to Mount Sinai in U.S. Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, in accordance with the appropriate sections requiring payments.  Each payment will reference Agreement AGR-22931.  All payments to Mount Sinai will be made in U.S. Dollars by wire transfer or check payable to the Icahn School of Medicine at Mount Sinai and sent to:

By Electronic Transfer:

Bank Name:  […***…]
Account #:  […***…]
Account Name:  Icahn School of Medicine at Mount Sinai
ABA # (routing):  […***…]
IBAN #: […***…] (For International Transfers)
Bank Contact Person: […***…]
Telephone: […***…]
Fax: […***…]
Address: […***…]

By Check: Mount Sinai Innovation Partners Icahn School of Medicine at Mount Sinai One Gustave L. Levy Place […***…] New York, NY 10029

5.9.Currency Exchange; Taxes.  For converting any Net Sales made in a currency other than United States Dollars, the Parties will use the conversion rate published in the Wall Street Journal Eastern US Edition conversion rate, or other industry standard conversion rate approved in writing by Mount Sinai for the last day of the Quarter for which such royalty payment is due.  All applicable taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be borne by Licensee and will not be deducted from payments due to Mount Sinai.

5.10.Late Payments.  In the event royalty payments or other fees are not received by Mount Sinai when due hereunder, Licensee shall pay to Mount Sinai interest charges that will accrue interest until paid at a rate equal to one (1) percentage point above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time-to-time (or the maximum allowed by Law, if less), calculated on the number of days such payment is overdue.

5.11.Records and Audit Rights.  Licensee shall keep, and cause its Sublicensees to keep, complete, true and accurate records and books containing all particulars that may be necessary for the purpose of showing the amounts payable to Mount Sinai hereunder.  The records for each Quarter will be maintained for at least […***…] ([…***…]) years after the Calendar Year in which the applicable report was submitted to Mount Sinai.  Such books and the supporting data shall be open to inspection by an independent auditor of Mount Sinai that is reasonably acceptable to Licensee for a term of […***…] ([…***…]) years following the end of the Calendar

Year to which they pertain, for the sole purpose of verifying Licensee’s royalty statement and compliance in other respects with the Agreement. Such access will be made available solely during Licensee’s ordinary business hours with at least seven (7) days prior written notice to Licensee or its Sublicensee, as applicable, and not more than once each Calendar Year during the Term and for […***…] ([…***…]) years following expiration of termination of this Agreement.  All books, records, data, and information learned through such inspection is and shall be treated as Licensee’s Confidential Information (except as provided in Section 6.1). A full and complete copy of any report prepared by such auditor shall be promptly made available to Licensee. Should such inspection lead to the discovery of at least a […***…] percent ([…***…]%) discrepancy in reporting to Mount Sinai’s detriment, Licensee agrees to pay the reasonable cost of such inspection. Should such inspection lead to the discovery of an overpayment by Licensee then Mount Sinai shall promptly refund any such overpayment to Licensee. For clarity, any amounts rightfully shown to be owed pursuant to any audits conducted under this Section 5.11 but unpaid will be due immediately and payable by Licensee within sixty (60) days after receipt of the auditor’s report.

6.	CONFIDENTIALITY; PUBLICITY; USE OF NAME

6.1.“Confidential Information” means any and all information of a Party (the  “Disclosing Party”), or such information of such Party’s or of Third Parties provided on behalf of such Party to the other Party (“Receiving Party”), that is disclosed in tangible form marked as “confidential” upon disclosure or, if disclosed in oral or other intangible form, is identified as confidential at the time of disclosure and summarized in a writing that is marked as “confidential” and provided to the Receiving Party within thirty (30) days of the intangible disclosure, provided however that failure to so mark, identify, or summarize shall not alter the status of such information as Confidential Information if a reasonable person would, based on the content and/or context of the disclosure, recognize such disclosure was intended as confidential.  Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can demonstrate by written and/or electronic records:  (i) is available to the public at the time of disclosure hereunder or, after disclosure, becomes a part of the public domain by publication or otherwise, through no breach by the Receiving Party; (ii) is already properly possessed by the Receiving Party prior to receipt from the Disclosing Party; (iii) was received by the Receiving Party without obligation of confidentiality or limitation on use from a Third Party who had the lawful right to disclose such information; or (iv) was independently developed by or for the Receiving Party by any person or persons who had no knowledge or benefit of the Disclosing Party’s Confidential Information, where the written or electronic records demonstrating such exception were created contemporaneously with such independent development.

6.2.Confidentiality.  The Receiving Party shall maintain in confidence and not disclose to any Third Party any of Disclosing Party’s Confidential Information, using the same degree of care it uses to protect its own confidential information of a similar nature but in no event using less than a reasonable degree of care.  The Receiving Party will use Disclosing Party’s Confidential Information solely as reasonably required to undertake its rights and obligations under this Agreement (the “Purpose”).  For clarity, except as provided for herein, the Purpose expressly excludes any use of Disclosing Party’s Confidential Information for (i) regulatory or patent filing purposes other than in express support of Licensed Products as permitted hereunder, or (ii) initiation or pursuit of any proceeding to challenge the patentability, validity, or enforceability of any patent application or issued patent (or any portion thereof) that is owned or Controlled by Disclosing Party (including, e.g., via pre-issuance submissions, post grant review, or inter partes review), in all cases other than in defense of an infringement claim first brought by the Disclosing Party.  Any such excluded use is hereby deemed a material breach of this Agreement and in such event, notwithstanding anything to the contrary herein, the non-breaching Party shall have the right to terminate this agreement and seek resolution of such dispute in any court of competent jurisdiction notwithstanding any provisions herein regarding resolution of disputes between the Parties. The Receiving Party will ensure that its employees, independent contractors, and Sublicensees (“Recipient Individuals”) have access to Disclosing Party’s Confidential Information only on a need to know basis, are informed of all the obligations attaching to such Confidential Information in advance of being given access to it, and are required to comply with such Receiving Party’s obligations under this Agreement, and Receiving Party shall be fully responsible to Disclosing Party for such compliance by its Recipient Individuals. If such Recipient Individual is not an employee of a Party hereto, then Recipient will enter into a legally binding confidentiality agreement with provisions at least as strict as the confidentiality obligations and use restrictions herein, with such Recipient Individual prior to disclosing Disclosing Party’s Confidential Information to such Recipient Individual, and Receiving Party will be fully responsible to Disclosing Party for compliance with such obligations and restrictions by such Recipient Individual.

6.3.Notwithstanding the above Section 6.2, the Receiving Party may disclose Disclosing Party’s Confidential Information to the limited extent required by Law, court order, or other governmental authority with jurisdiction, provided that the Receiving Party (a) promptly provides the Disclosing Party, to the extent legally permissible, with written notice of such requirement, (b) uses no less than reasonable efforts to obtain confidential treatment of such Disclosing Party’s Confidential Information by such court or governmental authority, and (c) cooperates, at the Disclosing Party’s written request and expense, with the Disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure; the Receiving Party shall in all other respects continue to hold such Confidential Information as confidential and subject to all obligations of this Article 6.  The Receiving Party’s obligations of confidentiality and non-use restrictions as set forth in this Article 6 shall remain in effect for a period of […***…] ([…***…]) years from receipt of the Confidential Information from the Disclosing Party.

6.4.Each Party agrees to treat the terms and conditions of this Agreement as the Confidential Information of the other Party, provided however that in addition to the above exceptions, each Party shall be free to disclose any of the terms of this Agreement (i) to the extent that it is required to do so by the regulations or rules of the Securities and Exchange Commission or any relevant stock exchange, (ii) to actual or prospective Sublicensees, (iii) to its accountants, attorneys and other professional advisors, or (iv) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement; provided that  (l) in the case of any disclosure under clause (ii), (iii), or (iv) above, the recipient(s) are obligated and do so undertake to keep such terms of this Agreement confidential to the same extent as said Party (said Party being fully responsible to the other Party for such recipients’ compliance), and (2) in the case of disclosure under clause (i), such disclosure shall be in accordance with Section 6.3.

6.5.Publicity.  The Parties may issue a press release regarding this Agreement and the transactions contemplated hereby only upon mutual written agreement and, if so, will cooperate to determine the timing and content of such press release.

6.6.Use of Either Party’s Name. Except as required by Law, each Party and its Sublicensees, employees and agents may not use the name, logo, seal, trademark, or service mark of the other Party, including any school or organization of Mount Sinai, or any faculty member, student, employee, officer, director, trustee, or other representative of such other Party (or any adaptation of any of the foregoing) without the prior written consent of such other Party, which consent will be granted or denied in that Party’s sole discretion. Any request for use of Mount Sinai’s name, logo, seal, trademark, or service mark must be first submitted to and prior approved in writing by Mount Sinai Innovation Partners.

7.	PATENT PROSECUTION AND REIMBURSEMENT

7.1.Patent Prosecution.  Mount Sinai shall control the Prosecution of Licensed Patents and the selection of patent counsel.  Mount Sinai will request that copies of all documents prepared by patent counsel be provided to Licensee for review and comment prior to filing, to the extent practicable under the circumstances.  Mount Sinai will consider any comments from Licensee in good faith; provided, however, that, subject to Section 7.4, Mount Sinai shall have final authority regarding all Prosecution decisions.  All Licensed Patents will be in Mount Sinai’s name, and Licensee acknowledges that Mount Sinai shall remain the sole client of such patent counsel and in every case shall retain the right to make the final decision with respect to any Prosecution matter.  Licensee shall pay, within thirty (30) days of invoice, all reasonable expenses for Prosecuting the Licensed Patents, including without limitation, any taxes, annuities or maintenance fees on such Licensed Patents.  Licensee agrees to receive invoices directly from patent counsel, with Mount Sinai receiving a copy of such invoice.  Licensee shall pay such invoices directly to patent counsel with written confirmation of payment to Mount Sinai.  Further, the Parties agree to enter into a Client and Billing Agreement with patent counsel substantially in the form of Exhibit E, which is hereby incorporated into and made a part of this Agreement.

7.2.Patent Reimbursement.  Within thirty (30) days after the Effective Date, Licensee will reimburse Mount Sinai for all accrued attorneys’ fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the Prosecution of the Licensed Patents, which amount is currently estimated at […***…] U.S. dollars ($[…***…] USD) as of February 12, 2020, which is subject to change.  In addition to such accrued, unreimbursed patent expenses, Licensee shall reimburse Mount Sinai for all ongoing patent prosecution expenses, regardless of the presence or absence of a Client and Billing Agreement, with thirty (30) days of invoice.  To be clear, Licensee will reimburse Mount Sinai for all patent expenses after the Effective Date and prior to execution of a Client and Billing Agreement.

7.3.Patent Extension.  Licensee shall, within three (3) days of the triggering event, notify Mount Sinai of any Regulatory Approval for any Licensed Product for which an application for Patent term extension may be based, including with respect to any Third Party product, or any other event in any Jurisdiction that would enable Mount Sinai or Licensee as appropriate to apply for Patent term extension or other regulatory or marketing exclusivity or extension thereof in any Jurisdiction.  The Parties agree to cooperate fully with each other to provide any information or documentation necessary to support an application for Patent term extension or other regulatory or marketing exclusivity.

7.4.Abandonment.

(a)By Licensee. Licensee will have the right to discontinue its obligation to pay for the Prosecution of any Licensed Patent hereunder in a particular Jurisdiction (a “Licensee Abandoned Patent”). In each such instance, Licensee will provide Mount Sinai with written notice at least sixty (60) days prior to any office action deadline to enable Mount Sinai to take appropriate action (“Licensee Abandon Notice”).  Licensee shall be released from its obligation to reimburse Mount Sinai for the expenses incurred after sixty (60) days from receipt of an Licensee Abandon Notice; provided, however, that expenses incurred or authorized prior to the receipt by Mount Sinai of such Licensee Abandon Notice shall be deemed incurred prior to the notice.  If any Licensed Patent becomes a Licensee Abandoned Patent hereunder, any license granted by Mount Sinai to Licensee hereunder with respect to such Licensee Abandoned Patent will immediately and automatically terminate, and Licensee will have no rights whatsoever to Exploit such Licensee Abandoned Patent.  For clarity, Mount Sinai will then be free, without further notice or obligation to Licensee, to dispose of such Licensee Abandoned Patent in any manner.

(b)By Mount Sinai. Should Mount Sinai elect to discontinue Prosecution of any Licensed Patent hereunder in a particular Jurisdiction (a “Mount Sinai Abandoned Patent”) (including in response to or as a result of any oppositions, cancellations, interferences, reissue proceedings, or reexaminations brought by a Third Party against a Licensed Patent) then, in each such instance, Mount Sinai will provide Licensee with written notice at least sixty (60) days prior to any deadline to enable Licensee to take appropriate action (“Mount Sinai Abandon Notice”). Upon receipt of a Mount Sinai Abandon Notice Licensee will be immediately released from its obligation to reimburse Mount Sinai for any expenses incurred in connection with the applicable Mount Sinai Abandoned Patent and, if Licensee desires to continue Prosecution (including any defense of any opposition, cancellation, interference, reissue proceeding, or reexamination) of a Mount Sinai Abandoned Patent then, at Licensee’s request, Mount Sinai will, free of charge, promptly assign exclusive ownership of all right, title, and interest in and to such Mount Sinai Abandoned Patent to Licensee. If any Licensed Patent becomes a Mount Sinai Abandoned Patent hereunder then Licensee will have no obligation to pay any further royalties, milestones, or other consideration with respect to such Mount Sinai Abandoned Patent.

7.5. Failure to Timely Pay Patent Expenses.  Should Licensee decline or fail to  pay by the deadlines set forth herein the costs and legal fees for the Prosecution of any Licensed Patents payable under this Agreement (other than in accordance with Section 7.4(a)), and Licensee fails to cure the same within thirty (30) days of receiving written notice thereof by Mount Sinai, then Mount Sinai may, at its sole discretion, elect to (a) exclude by written notice the particular Licensed Patent from this Agreement, without terminating the Agreement in its entirety, and such Licensed Patent shall be deemed a Licensee Abandoned Patent under this Agreement upon such notice, or (b) terminate this Agreement in full pursuant to Section 12.2 hereof.

8.	INFRINGEMENT

8.1.Notice.  In the event that either Party becomes aware of any suspected infringement of any Licensed Patent or of any Infringement Action, such Party shall promptly notify the other Party thereof.  Licensee and Mount Sinai will consult each other in a timely manner concerning any appropriate response to such suspected infringement or Infringement Action.

8.2.Procedure.

(a)As between the Parties, Licensee will have the first right, but not the obligation, to initiate, pursue, and control any Infringement Action (whether against an infringing Third Party or brought by a Third Party with respect to any Licensed Patent or Licensed Product) at its own expense. If, within fifteen (15) days after the notice, pursuant to Section 8.1, of any suspected infringement or Infringement Action, Licensee has elected not to initiate or defend such Infringement Action, as applicable, then Mount Sinai shall have the right, but not the obligation, to initiate and/or defend and control such Infringement Action at its own expense.

(b)The Party controlling any Infringement Action shall use reasonable efforts to: (i) inform the other Party of the status of such Infringement Action on a regular basis or as requested by the Party without primary control of the Infringement Action; (ii) provide to the other Party copies of any documents relating to the Infringement Action promptly upon receipt from any Third Party and/or, if practicable, prior to filing such documents; (iii) consult with the other Party regarding the advisability of any contemplated course of action; and (iv) consider any comments from the other Party regarding the Infringement Action.  The Party without control of an Infringement Action shall cooperate, at controlling Party’s expense (including reasonable fees and other expenses for the noncontrolling Party’s attorney), with the Party controlling such Infringement Action to the extent reasonably possible, including joining the Infringement Action if necessary or desirable. The non-controlling Party’s reasonable expenses will be paid by controlling Party within thirty (30) days of invoice.

(c)The Party controlling the Infringement Action shall not enter into a settlement of any Infringement Action that (i) restricts the scope of, (ii) adversely affects the enforceability of, (iii) grants a license to (other than a Sublicense in accordance with Section 2.2), or (iv) provides any other settlement action that adversely affects the value of this Agreement or any Patents related to a Licensed Product, or includes admission of fault or wrongdoing on behalf of the other Party, without the prior written consent of the other Party.  For clarity, if the settlement of any Infringement Action includes granting a Sublicense, Licensee shall pay to Mount Sinai royalties on any Net Sales by such Sublicensee and a percentage of Sublicense Income, if applicable, in accordance with Article 4 in addition to any other share of recoveries due to Mount Sinai under this Section. For the purposes of settling an Infringement Action, a license granted as a non-revenue cross license shall be considered as a Sublicense, and must comply with all Sublicensing requirement herein, and the fair market value of such cross license to the extent attributable to the Sublicense shall be considered Sublicense Income.

8.3.Recoveries.

(a)Any recovery obtained by Licensee as the controlling Party that results of any Infringement Action, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse each Parties’ litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered or reimbursed; and (ii) second, the remainder of the recovery shall be treated as Sublicense Income.

(b)Any recovery obtained by Mount Sinai as the controlling Party that results of any Infringement Action, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse the Parties’ litigation costs (including attorneys’ fees) incurred in connection with such proceeding and not otherwise recovered or reimbursed; and (ii) second, the remainder of the recovery shall be retained by Mount Sinai.

9.	REPRESENTATIONS; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITIES

9.1.Certain Representations.  Each Party represents to the other Party that, as of the Effective Date:

(a)it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)this Agreement has been duly authorized and executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law or applicable regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2.Health Care Law.  Licensee represents and warrants to Mount Sinai that:

(a)Licensee and its agents and employees who are or shall be involved in the performance of this Agreement, have not, as of the Effective Date, been debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under any Health Care Law, including pursuant to 21 U.S.C. § 335a;

(b)to its reasonable knowledge as of the Effective Date, no Third Party that, on behalf of Licensee, has been or during the Term of this Agreement will be, involved in the Development, Manufacture or Commercialization of the Licensed Products (each a “Licensee Partner”), has been or will be debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under any Health Care Law, including pursuant to 21 U.S.C. § 335a;

(c)Licensee and its agents and employees involved in the performance of this Agreement, and Licensee Partners, shall perform this Agreement in material compliance with all applicable Health Care Laws; and

(d)Licensee shall notify Mount Sinai in writing immediately in the event of a violation of any of the foregoing, and shall, with respect to any Entity involved in such violation, promptly remove such Entity from performing any role under this Agreement.

9.3.Representations and Warranties by Mount Sinai.  Mount Sinai represents and warrants to Licensee that:

(a)the Patents set forth on Exhibit A and Materials set forth on Exhibit B are Controlled by Mount Sinai and are not and will not be subject to any agreements, understandings, contracts, grants, covenants, or options that would conflict with the rights and licenses granted to Licensee hereunder;

(b)Mount Sinai (i) has the full right and authority to grant the rights and licenses under this Agreement, and (ii) to the knowledge of Mount Sinai, has the right and authority to use all Materials and Technical Information and to license such use to Licensee as set forth herein;

(c)as of the Effective Date, no claim or litigation has been brought, asserted or threatened against Mount Sinai or its affiliates (i) alleging the invalidity, misuse, unregistrability, unenforceability or non-infringement of any of the Licensed Patent, or (2) challenging Mount Sinai’s Control of or right to license any of the Licensed Patents, Materials, or Technical Information or making any adverse claim of ownership or inventorship thereof;

(d)as of the Effective Date, there is no action or other proceeding filed nor threatened in writing against Mount Sinai of any of its affiliates alleging that the Exploitation of any Materials or use of Technical Information as contemplated under this Agreement, violates, infringes, constitutes misappropriation any intellectual property or proprietary right of any Third Party; and

(e)the granting of the rights and licenses to Licensee hereunder, and Licensee’s Exploitation of the Patents, Materials, and Technical Information as contemplated hereunder, are not subject to any terms or conditions between Mount Sinai and any Third Party and will not bind (or purport to bind) Licensee to any terms or conditions of or obligations to any Third Party.

9.4.DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED PATENTS, MATERIALS, TECHNICAL INFORMATION, LICENSED PRODUCTS, AND ANY OTHER TECHNOLOGY OR INFORMATION PROVIDED OR LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, SCOPE, OR TITLE WITH RESPECT THERETO.

9.5. DISCLAIMER OF LIABILITIES. EXCEPT ARISING OUT OF LICENSEE’S OBLIGATIONS UNDER ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR ANY

INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND.

9.6.WITHOUT LIMITING THE GENERALITY OF ANYTHING IN THIS ARTICLE 9, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:

(a)A WARRANTY OR REPRESENTATION BY MOUNT SINAI THAT ANYTHING MADE, USED, SOLD, OFFERED FOR SALE, DISTRIBUTED, OR AS APPLICABLE PUBLICLY PERFORMED, PUBLICLY DISPLAYED, DERIVED FROM, OR OTHERWISE DISPOSED OF PURSUANT TO ANY LICENSE GRANTED UNDER THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY;

(b)AN OBLIGATION BY MOUNT SINAI TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT, MISAPPROPRIATION, OR OTHER SIMILAR CAUSES OF ACTION RELATED TO THE LICENSED PATENTS, TECHNICAL INFORMATION, OR MATERIALS; OR

(c)CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS UNDER ANY INTELLECTUAL PROPERTY RIGHTS OF MOUNT SINAI OTHER THAN AS AND TO THE EXTENT EXPRESSLY SET FORTH HEREIN.

10.	INDEMNIFICATION

10.1.Indemnification.  Licensee will defend Mount Sinai, and its trustees, officers, faculty, agents, employees and students (each, an “Indemnified Party”) from and against any and all claims, actions, and allegations brought by a Third Party (collectively, “Claims”) against an Indemnified Party arising out of or resulting from:

(i)the exercise by Licensee, its Sublicensees, or vendors of any license granted under this Agreement;

(ii)any material breach of this Agreement or any Sublicense by Licensee or its Sublicensees; and/or

(iii)any willful misconduct, any negligent act, error, or omission, or any violation of applicable Law, of or by Licensee or its Sublicensees, or any of Licensee’s or its Sublicensees’ officers, directors, employees or agents, in each case with respect to the performance of its or their obligations under this Agreement;

and Licensee will promptly pay all liabilities, losses, damages, costs and expenses (including, if applicable, reasonable attorneys’ fees) (collectively, “Liabilities”) finally awarded by a court of competent jurisdiction against an Indemnified Party as a result of any of the foregoing (i)-(iii); provided, however, that Licensee shall have no obligations under this Section 10.1 to the extent any Claims or Liabilities arise out of or are related to (1) an Indemnified Party’s material breach of this Agreement, (2) an Indemnified Party’s negligence, willful misconduct, or violation of applicable Law.  Liabilities under this Section include, but are not limited to, Liabilities arising in connection with: (i) the use by a Third Party of a Licensed Product that was Developed,

Manufactured or Commercialized by Licensee, Sublicensees, assignees, vendors or Third Parties; (ii) a claim by a Third Party that the Licensed Patents, Materials, Technical Information, or the design, composition, or Exploitation of any Licensed Product infringes or violates or appropriates any Patent, copyright, trade secret, trademark or other intellectual property right of such Third Party; (iii) clinical trials or studies conducted by or on behalf of Licensee, its  Sublicensees, assignees, vendors or associated Third Parties relating to the Licensed Patents, Materials, Technical Information, or Licensed Products, such as claims by or on behalf of a human subject of any such trial or study; or (iv) a failure to perform under this Agreement or any Sublicense in material compliance with all applicable Laws, including, without limitation, all Health Care Laws.

10.1.Indemnification Procedure.  Licensee’s defense and indemnification obligations hereunder are conditioned on the Indemnified Party (a) promptly providing Licensee with written notice of any Claim that is subject to Section 10.1, (b) giving Licensee sole control over the defense and settlement of such Claim, and (c) giving Licensee, at Licensee’s request and expense, all reasonably requested information and assistance to assist in the defense and settlement of any such Claim, provided, however, that Licensee shall not settle or compromise any Claim in any manner that may impose restrictions or obligations on any Indemnified Party, or that grants any rights to the Licensed Patents, Technical Information, Materials or Licensed Products (other than a permitted Sublicense), or that concedes any fault or wrongdoing on the part of Indemnified Party, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).  If Licensee fails or declines to assume the defense against any Claim within thirty (30) days after notice thereof, then the Indemnified Party may assume and control the defense of such Claim for the account and at the risk of Licensee, and any Liabilities related to such Claim will be conclusively deemed a liability of Licensee.  The defense and indemnification rights of the Indemnified Party under this Article 10 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

11.	INSURANCE

11.1.Coverages.  Licensee will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury, property damage and contractual liability arising out of Licensee’s performance under this Agreement as follows:  (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of […***…] U.S. Dollars ($[…***…] USD) combined single limit per occurrence and in the aggregate, written on an occurrence-basis, with no deductible, containing a separation of insureds provision, with additional coverage for broad form and contractual liability, completed operations; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of […***…] U.S. Dollars ($[…***…] USD) combined single limit per occurrence and in the aggregate; and (c) prior to the sale of the first Licensed Product, product liability coverage, in a minimum amount of […***…] U.S. Dollars ($[…***…] USD) combined single limit per occurrence and in the aggregate.  Mount Sinai may review periodically the adequacy of the minimum amounts of insurance for each type of coverage required by this Article 12, and Mount Sinai reserves the right to require Licensee to adjust the limits accordingly.

11.2.Other Requirements.  Any policies of insurance required by Section 11.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Mount Sinai as an additional insured, on a primary and non-contributory basis, with respect to Licensee’s performance under this Agreement.  Licensee will provide Mount Sinai with insurance certificates evidencing the required coverage within thirty (30) days after the commencement of each policy period and any renewal periods.  Each certificate will provide that the insurance carrier will notify Mount Sinai in writing at least thirty (30) days prior to the cancellation or material change in coverage.

12.	TERM AND TERMINATION

12.1.Expiration of Royalty Term.  Upon expiration of the Royalty Term with respect to a Licensed Product in any Jurisdiction and payment in full of all amounts owed hereunder with respect to such Licensed Product in such Jurisdiction, the licenses set forth in Section 2.1 and Section 2.2 shall immediately become perpetual, irrevocable, fully paid up, and royalty-free for such Licensed Product in such Jurisdiction.

12.2.Termination by Mount Sinai.

(a)For Cause.  Mount Sinai may give written notice of default to Licensee, if Licensee materially breaches any obligation, covenant, condition, or undertaking of this Agreement to be performed by it hereunder (including e.g., if Licensee should (i) fail to undertake Commercially Reasonable Efforts with respect to Licensed Products, (ii) fail to achieve the developmental milestones in Section 3.3 or adhere to the Development Plan, in each case subject to Section 3.4, (iii) fail to make any payment at the time such payment is due, (iv) fail to maintain the insurance coverage required hereunder, or (v) fail to timely and sufficiently submit any Quarterly Report, Annual Progress Report, or Development Plan). If Licensee should fail to cure such default within ninety (90) days of such notice, this Agreement, and all of the rights, privileges, and license granted hereunder, shall automatically terminate at the end of such ninety (90) days.

(b)Immediate Termination.  If Licensee experiences an Event of Bankruptcy then Licensee shall notify Mount Sinai immediately.  For purposes of this provision, the term “Event of Bankruptcy” means, with respect to a Party:  (a) filing by such Party in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets; (b) such Party being served with an involuntary petition against such Party, filed in any insolvency proceeding, where such petition has not been dismissed within sixty (60) days after the filing thereof; (c) such Party proposing or being a party to any dissolution or liquidation of such Party and this Agreement is not assigned to a successor in interest of the business or assets of such Party; or (d) such Party making a general assignment for the benefit of creditors.  Mount Sinai has the right to immediately terminate this Agreement after sixty (60) days of such notice of an Event of Bankruptcy of Licensee provided that Licensee has not provided to Mount Sinai sufficient documentation that demonstrates Licensee is no longer under an Event of Bankruptcy.

(c)Cessation of Business.  If Licensee at any time (i) ceases to carry on its business related to the rights granted in this Agreement with no intention to resume such business, (ii) liquidates all or a material portion of its assets or business locations, (iii) employs an agent or other third party to conduct a program of closings, liquidations or sales of any material portion of its business related to the rights granted in this Agreement (other than to a successor or purchaser of all or substantially all of such business), or (iv) is no longer a Going Concern, then this Agreement shall terminate immediately upon written notice by Mount Sinai.  “Going Concern” is defined by the Auditing Standards Board SAS No. 132.

(d)Challenge of Patents.  Licensee acknowledges and agrees that nothing herein shall be construed as preventing it from challenging the validity or enforceability of the Licensed Patents at any time.  In the event that Licensee or its Sublicensee shall, however, initiate a challenge to the validity or enforceability of any of the Licensed Patents in any forum through any means, or otherwise indicate the remittance of any payment due under this Agreement is made under protest or with any objection, Licensee agrees that Mount Sinai shall have the right, but not the obligation, in addition to any other remedy it may have available to it at law and/or in equity, to terminate this Agreement immediately upon providing written notice of the same to Licensee. Mount Sinai in response to such challenge by Licensee or following termination by Mount Sinai under this subsection may seek redress in any court of competent jurisdiction in its sole discretion notwithstanding Section 14.10 or any other provision of this Agreement. For the avoidance of doubt, Mount Sinai will have no rights or remedies pursuant to this Section 12.2(d) if Licensee or a Sublicensee challenges the validity or enforceability of any of the Licensed Patents in defense of an infringement claim first brought by Mount Sinai in a Court of competent jurisdiction.

12.3.Termination by Licensee.

(a)Without Cause. Licensee may terminate this Agreement, in whole or in part, at any time, without cause, by giving written notice thereof to Mount Sinai.  Such termination shall become effective sixty (60) days after such notice and all of Licensee’s rights associated therewith shall cease as of such effective date.

13.	EFFECT OF TERMINATION

13.1.Continuing Obligations of Licensee.  Termination shall not relieve Licensee of any monetary or any other obligation or liability accrued hereunder prior to the effective date of such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Mount Sinai hereunder prior to the effective date of such termination, nor shall such termination affect in any manner any rights of Mount Sinai arising under this Agreement prior to the date of such termination.

13.2.Survival of Terms.  In addition to any provision which by its terms contemplates surviving termination or expiration of this Agreement or performance after the Term, the following provisions shall survive the expiration or termination of this Agreement:  Articles 1 (Definitions), 4 (Fees, Royalties, Milestones, and Payments, solely with respect to monetary obligations which accrued prior to termination or expiration of this Agreement), 5 (Records and Audit Rights),  6 (Confidentiality; Publicity; Use of Name), 10 (Indemnification), 13 (Effect of Termination), and 14 (Additional Provisions), and Sections 9.4 (Disclaimer of Warranties), 9.5 (Disclaimer of Liabilities), and 12.1 (Expiration of Royalty Term).

13.3.Licensed Product on Hand. If this Agreement is terminated by Mount Sinai pursuant to Section 12.2 or by Licensee pursuant to Section 12.3(a) then (a) Licensee shall provide Mount Sinai with a written inventory of all Licensed Products in process of Manufacture, in use, or in stock, and (b) Licensee may dispose of any such Licensed Products within the ninety (90) day period following such termination; provided, however, that Licensee shall pay royalties and render reports to Mount Sinai thereon in the manner specified herein as if this Agreement were still in effect.

13.4.Licensed Product Data.  If this Agreement is terminated by Mount Sinai pursuant to Section 13.2 or by Licensee pursuant to Section 12.3(a) then a copy of all Licensed Product Data must be transferred to Mount Sinai within forty-five (45) days of termination of this Agreement, and in such event Mount Sinai shall have a non-exclusive, world-wide, perpetual, non-cancelable, royalty-free, fully paid-up license, with right to sublicense, to use such Licensed Product Data to further advance the development of the Licensed Patents and Technical Information.

13.5.Materials.  If this Agreement is terminated by Mount Sinai pursuant to Section 13.2 or by Licensee pursuant to Section 12.3(a) then, within thirty (30) days of such termination, Licensee shall provide to Mount Sinai a list of descriptions and amounts of Materials on hand.  Within thirty (30) days of receipt of such list, Mount Sinai shall notify Licensee of any Materials it requires to be returned, provided, or destroyed (notwithstanding the Licensed Product disposition permissions under Section 13.3) and Licensee shall comply with instructions and certify adherence to instructions within thirty (30) days of receiving notice by Mount Sinai.  Should any Materials be provided to Mount Sinai under this Section 13.5, such transfer shall be at Mount Sinai’s sole expense.

14.	ADDITIONAL PROVISIONS

14.1.Independent Contractors.  The Parties are independent contractors.  Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the Parties.  At no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

14.2.Compliance with Laws.  Licensee must comply with all prevailing Laws that apply to its activities or obligations under this Agreement.  For example, Licensee will comply with applicable United States export Laws.  The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.  Mount Sinai does not represent that no license is required, or that, if required, the license will issue.

14.3.Marking.  Licensee shall, and agrees to require its Sublicensees to, comply with any marking requirements of the intellectual property Laws of the applicable countries in the Territory, and particularly agrees to permanently and legibly mark all Licensed Products made, used, reproduced, or sold under the terms of this Agreement, or their respective containers.  Any Sublicense shall impose on the Sublicensee obligations substantially similar to those imposed in this paragraph.

14.4.Modification, Waiver and Remedies.  This Agreement may only be modified by a written amendment that is executed by an authorized representative of each Party.  Any waiver must be express and in writing.  No waiver by either Party of a breach by the other Party will constitute a waiver of any different or succeeding breach.  Unless otherwise specified, all remedies are cumulative.

14.5.Assignment.  Licensee may not assign its rights under this Agreement to any Third Party without the prior written consent of Mount Sinai; provided, that Licensee may assign this Agreement or any or all of its rights or obligations hereunder without the prior written consent of Mount Sinai to: (a) an affiliate of Licensee, or (b) a Third Party in connection with a sale of all or substantially all of the business or assets of Licensee related to this Agreement to such Third Party, provided notice is promptly given to Mount Sinai within thirty (30) days following such assignment. For the avoidance of doubt, should Licensee assign this Agreement to an affiliate or a Third Party, such assignment shall not be deemed to be a Sublicense and Mount Sinai agrees that such affiliate or Third Party will not be considered a Sublicensee. Any purported assignment in violation of this clause is void.

14.6.Notices.  Except as otherwise expressly set forth herein, any notice or other required communication under this Agreement (each, a “Notice”) must be in writing, addressed to the Party’s respective Notice Address, and delivered personally or by globally recognized express delivery service, charges prepaid.  A Notice will be deemed delivered and received:  (a) in the case of personal delivery, on the date of such delivery; and (b) in the case of a globally recognized express delivery service, five (5) days from transmittal by Mount Sinai or Licensee, as applicable, to the other Party’s address below.  The “Notice Address” of each Party is as follows:

if to Mount Sinai, to:	Icahn School of Medicine at Mount Sinai Mount Sinai Innovation Partners One Gustave L. Levy Place, […***…] New York, NY 10029 Attention: Executive Vice President
and a copy of legal notices only to:	Icahn School of Medicine at Mount Sinai Place, One Gustave L. […***…], New York, NY 10029 Attention: Office of General Counsel
if to Licensee, to:	Sorrento Therapeutics, Inc. 4955 Directors Place San Diego, CA 92121 Facsimile:[ …***…] Attention: Henry Ji, Ph.D., President & Chief Executive Officer

and a copy of legal notices only, which shall not constitute notice, to:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Facsimile: […***…]

Attention: Legal Department

and

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Facsimile: […***…]

Attention: Jeffrey Hartlin, Esq.

14.7.Severability and Reformation.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect.  Such invalid or unenforceable provision will be revised by such court to be a valid or enforceable provision that comes as close as permitted by Law to the Parties’ original intent.

14.8.Headings and Counterparts.  The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  This Agreement may be executed in several counterparts, and execution signatures may be exchanged electronically including by facsimile or as scanned e‑mail attachments, and signatures so exchanged shall be considered as original for all purposes and taken together will constitute one and the same instrument.

14.9.Governing Law.  This Agreement will be governed and construed in accordance with the Laws of the State of New York, without giving effect to the conflict of law provisions of any jurisdiction.

14.10.Dispute Resolution; Venue.  Except as set forth in Section 12.2(d), if a dispute arises between the Parties concerning any right or duty under this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute amicably.  If the Parties are unable to resolve the dispute amicably, the Parties each hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the borough of Manhattan, New York, New York.

14.11.Integration.  This Agreement, together with all attached Exhibits, contains the entire agreement between the Parties with respect to the Licensed Patents, Materials, and Technical Information, and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to, the term sheet exchanged prior to this Agreement.

14.12.Force Majeure.  If either Party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, pandemic, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

14.13.Certain Conventions.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) all definitions set forth herein shall be deemed applicable whether the words defined are used herein with initial capital letters in the singular or the plural, (b) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (c) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (d) any reference herein to any Party shall be construed to include the Party’s successors and assigns, (e) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (f) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (g) references to any specific Law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor Law, rule or regulation thereof, (h) words of any gender include each other gender, (j) words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (j) “days” shall mean “calendar days.”  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.14.Business Day Requirements.  In the event that any notice or other action is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action shall be deemed to be required to be taken on the next occurring business day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SORRENTO THERAPEUTICS, INC.:	ICAHN SCHOOL OF MEDICINE AT Mount Sinai:
BY: /s/ Henry Ji	BY: /s/ Erik Lium
NAME: Henry Ji	NAME: Erik Lium
TITLE: CEO	TITLE: President